                                                                                Exhibit 99.1

Contact:
Thomas N. Konatich
SIGA Technologies, Inc.
Chief Financial Officer
(212) 672-9100

SIGA REPORTS RESIGNATION OF CHIEF EXECUTIVE OFFICER

New York, April 3, 2006 - In anticipation of the closing of the proposed merger with Pharmathene, Inc., announced March 14, 2006, SIGA Technologies, Inc. (NASDAQ: SIGA) and Dr. Bernard L. Kasten, its Chief Executive Officer, announced Dr. Kasten’s agreement to resign his employment with SIGA effective the earlier of April, 30 2006 or Dr. Kasten’s obtaining new employment. Effective immediately upon Dr. Kasten’s resignation, Thomas N. Konatich, currently SIGA’s Chief Financial Officer, will be appointed to serve in an additional capacity as Acting Chief Executive Officer of SIGA until such point as the board of directors of SIGA shall select a permanent Chief Executive Officer.

About SIGA Technologies, Inc.

SIGA Technologies is applying viral and bacterial genomics and sophisticated computational modeling in the design and development of novel products for the prevention and treatment of serious infectious diseases, with an emphasis on products for biological warfare defense.  SIGA has the potential to become a significant force in the discovery of vaccine and pharmaceutical agents to fight emerging pathogens.  SIGA’s product development programs emphasize the increasingly serious problem of drug resistant bacteria.  In addition to smallpox, SIGA has antiviral programs targeting other Category A viral pathogens, including arenaviruses (Lassa Fever Virus, Junin, Macupo, Guanarito, and Sabia), Lymphocytic choriomeningitis virus (LCMV), Dengue, the filoviruses, Ebola and Marburg.  For more information about SIGA, please visit SIGA’s Web site at www.siga.com.

Forward Looking Statement Disclosure

This press release contains certain “forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are based on management’s estimates, assumptions and projections, and are subject to uncertainties, many of which are beyond the control of SIGA.  Actual results may differ materially from those anticipated in any forward-looking statement.

More detailed information about SIGA and risk factors that may affect the realization of forward-looking statements, including the forward-looking statements in this press release is set forth in SIGA’s filings with the Securities and Exchange Commission, including SIGA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and in other documents that SIGA has filed with the Commission.  SIGA urges investors and security holders to read those documents free of charge at the Commission’s Web site at http://www.sec.gov.  Interested parties may also obtain those documents free of charge from SIGA.  Forward-looking statements speak only as to the date they are made, and except for any obligation under the U.S. federal securities laws, SIGA undertakes no obligation to publicly update any forward-looking statement as a result of new information, future events or otherwise.

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